Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:  Ian Bailey

(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN REPORTS A 55% INCREASE IN THIRD

QUARTER EARNINGS, INCREASES 2010 OUTLOOK AND COMMENTS ON 2011

MIAMI – October 26, 2010 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced a 55% year-over-year increase in third quarter earnings, provided higher earnings guidance for full year 2010 and commented on 2011.

Key Highlights

•	For the third Quarter:
o	Third quarter 2010 net income increased 55% year-over-year to $356.8 million, or $1.64 per share.
o	Third quarter close-in bookings were stronger than expected while operating costs and fuel consumption were lower.
o	Third quarter Net Yields increased 5.2%, (7.2% on a Constant Currency basis).
o	Third quarter Net Cruise Costs excluding fuel per APCD (“NCC ex. fuel”) declined 2.8%, (1.2% on a Constant Currency basis).
•	Looking to the rest of 2010:
o	Net Yields are expected to increase approximately 4%-5% in the fourth quarter (approximately 5% on a Constant Currency basis) and 4%-5% for the year on both Constant Currency and as reported basis.
o	NCC are expected to be down approximately 1% for the full year.
o

EPS expectation has been increased for the full year 2010 to $2.43 to $2.47. Fourth quarter 2010 EPS is expected to be in the range of $0.08 to $0.12 after taking into account two incidents that cost the company about $0.05.

•	Looking to Next Year:
o

While it is early in the booking cycle, 2011 Yields are trending positively in all four quarters and the company expects yield increases in 2011 comparable to 2010.  As a result, early 2011 EPS modeling indicates that next year will set a new EPS record for the company.

“We continue to characterize demand for our brands as steady and solid and the strength of our third quarter results is certainly a validation of that,” said Richard D. Fain, chairman and chief executive officer. Fain continued, “Profitability momentum moving into 2011 is also quite strong with our newest vessels performing exceptionally well and our management team controlling costs very effectively. The economy is still tough, but even facing such headwinds our outlook is remarkably encouraging.”

Third Quarter 2010 Results

Royal Caribbean Cruises Ltd. today announced net income for the third quarter 2010 of $356.8 million, or $1.64 per share, compared to net income of $230.4 million, or $1.07 per share, in the third quarter of 2009. This represents a 55% increase in earnings year-over-year in the third quarter.

Revenues improved to $2.1 billion in the third quarter of 2010 compared to $1.8 billion in the third quarter of 2009, as a result of capacity increases and yield improvements. Net Yields for the third quarter of 2010 increased 5.2% (7.2% on a Constant Currency basis).

In the third quarter of 2010, NCC decreased 2.3%, and NCC excluding fuel decreased 2.8%. Excluding currency impacts, the comparable figures would have been decreases of 1.1% and 1.2%, respectively.

Continued fuel conservation efforts resulted in better than expected fuel usage of 342,400 metric tons during the third quarter. At-the-pump pricing (including the benefit of the company’s hedging) was in-line with earlier calculations at $481 per metric ton. Altogether, the quarter’s fuel expenditures were approximately $5 million better than previous calculations.

Forward Guidance

The company reported that the current revenue environment has remained stable and continues to be characterized as slowly improving. Additionally, booked load factors and average per diems continue to run ahead of same time last year for the remainder of the year. Fourth quarter 2010 Net Yields are expected to improve approximately 5% on a Constant Currency basis, or approximately 4%-5% on an as-reported basis. Full Year 2010 Net Yields

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are expected to improve approximately 4%-5% on both Constant Currency and as-reported basis.

Owning primarily to timing, NCC are forecasted to be up approximately 2% in the fourth quarter, or up 3% on a constant currency basis.  On a constant currency basis, full year NCC guidance remains unchanged at down approximately 1%.  On an as reported basis full year NCC are  down approximately 1%.

Operational disruptions on Pullmantur’s Pacific Dream and the Celebrity Century have negatively impacted the company’s fourth quarter EPS guidance by approximately $0.05.

Looking to 2011, while recognizing it is still too early to provide definitive guidance, the company reported that early indications are encouraging.  At today’s exchange rates, the company expects full year 2011 Net Yields to increase by a similar proportion to 2010.  The company also noted that its business is seasonal and that the biggest yield declines caused by the recession impacted the second and third quarters more than they impacted the first and fourth quarters.  As a result, the company expects that the most meaningful yield recovery in 2011 will occur correspondingly during those same two summer quarters.  First quarter 2011 Net Yields are currently expected to improve 2%-4%.  Taking into account these revenue trends as well as current fuel prices and exchange rates, the company expects 2011 EPS to exceed its previous record of $3.26 per share.

With only one ship delivery in 2011, capital commitments are dropping by more than 50% from 2010’s levels. This slowing capacity investment combined with improving profitability is expected to generate meaningful free cash flow (cash from operating activities less capital commitments).

Fuel Expense

The company does not forecast fuel prices and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $167 million and $651 million of fuel expense in its fourth quarter 2010 and full year 2010 guidance, respectively.

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The ongoing focus on fuel conservation has allowed the company to further reduce its full year 2010 consumption estimate to 1,318,000 metric tons of fuel versus the estimate of 1,327,000 metric tons the company provided in July.  Forecasted consumption is now 50% hedged for the remainder of 2010, 58% hedged in 2011, 55% hedged in 2012 and 22% hedged in 2013.

Forward Guidance Summary

The company provided the following estimates for the fourth quarter and full year 2010.

Fuel Statistics

	Fourth Quarter 2010	Full Year 2010
Fuel Consumption	350,000 mt	1,318,000 mt
Fuel Expenses	$167 Million	$651 Million
Percent Hedged (forward consumption)	50%	50%
Impact of 10% change in fuel prices	$9 Million	$9 Million

Guidance Estimates

Fourth Quarter 2010
	Reported	Constant Currency
Net Yields	4%-5%	Approx. 5%
Net Cruise Costs per APCD	Approx. 2%	Approx. 3%
Net Cruise Costs per APCD, excluding Fuel	Approx. 4%	4%-5%

Full Year 2010
	Reported	Constant Currency
Net Yields	4%-5%	4%-5%
Net Cruise Costs per APCD	Approx. (1%)	Approx. (1%)
Net Cruise Costs per APCD, excluding Fuel	Approx. (1%)	Flat-(1%)

	Fourth Quarter 2010	Full Year 2010
EPS	$0.08-$0.12	$2.43-$2.47

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Capacity Increase	8.1%	11.0%
Depreciation and Amortization	$162 to $167 Million	$642 to $647 Million
Interest Expense, net	$85 to $90 Million	$330 to $335 Million
Exchange rates used in forecast calculations
EUR	1.40	1.40
GBP	1.57	1.57

Liquidity and Financing Arrangements

As of September 30, 2010, in addition to committed unsecured financing on its three remaining newbuilds, liquidity was $1.3 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facility.

Delivery of Royal Caribbean International’s highly anticipated Allure of the Seas is scheduled for Thursday, October 28, 2010. The Allure of the Seas will sail year-round Caribbean itineraries from Port Everglades, FL and begins revenue service on December 1st.

Capital Expenditures and Capacity Guidance

Based on current ship orders, projected capital expenditures for 2010, 2011 and 2012 are $2.2 billion, $1.0 billion, and $1.0 billion, respectively.

Capacity increases for the same three years are 11.0%, 7.5% and 1.8%, respectively.

Conference Call Scheduled

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

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Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Constant Currency

We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures. However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses can be affected by changes in currency exchange rates. Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor Net Yields and Net Cruise Costs “as if” the current periods' currency exchange rates had remained constant with the comparable prior periods' rates, or on a “Constant Currency” basis.

It should be emphasized that the use of Constant Currency is primarily used for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the

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most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

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Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture. The company has a combined total of 39 ships in service and three under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.com, www.azamaraclubcruises.com,www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

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Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2010 and the yields expected in 2011. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements. Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and adverse publicity concerning the cruise vacation industry the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as the corresponding GAAP measures.

Reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009

Passenger ticket revenues	$1,520,562	$1,270,610	$3,762,536	$3,176,473
Onboard and other revenues	540,097	492,932	1,385,470	1,261,686
Total revenues	2,060,659	1,763,542	5,148,006	4,438,159
Cruise operating expenses:
Commissions, transportation and other	350,166	303,969	889,956	772,350
Onboard and other	159,824	152,579	374,949	348,336
Payroll and related	197,070	171,164	565,112	505,376
Food	99,969	88,394	286,466	254,710
Fuel	164,786	146,254	483,843	437,617
Other operating	267,810	253,726	750,761	715,468
Total cruise operating expenses	1,239,625	1,116,086	3,351,087	3,033,857
Marketing, selling and administrative expenses	213,300	196,594	636,143	576,344
Depreciation and amortization expenses	162,232	144,021	479,838	421,802
Operating Income	445,502	306,841	680,938	406,156

Other income (expense):
Interest income	1,815	2,225	4,547	5,114
Interest expense, net of interest capitalized	(82,494)	(73,912)	(250,264)	(221,701)
Other (expense) income	(8,056)	(4,762)	69,539	(30,501)
	(88,735)	(76,449)	(176,178)	(247,088)
Net Income	$356,767	$230,392	$504,760	$159,068

Earnings Per Share:
Basic	$1.66	$1.08	$2.35	$0.74
Diluted	$1.64	$1.07	$2.32	$0.74

Weighted-Average Shares Outstanding:
Basic	215,150	213,839	214,839	213,769
Diluted	217,512	215,669	217,388	214,773

STATISTICS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Passengers Carried	1,199,759	1,046,943	3,430,273	2,958,219

Passenger Cruise Days	8,656,023	7,545,314	24,058,087	21,105,895

APCD	8,069,663	7,157,608	22,967,291	20,486,192
Occupancy	107.3%	105.4%	104.7%	103.0%

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ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of
	September 30	December 31,
	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$441,930	$284,619
Trade and other receivables, net	279,388	338,804
Inventories	113,061	107,877
Prepaid expenses and other assets	171,413	180,997
Derivative financial instruments	37,515	114,094
Total current assets	1,043,307	1,026,391

Property and equipment, net	15,684,378	15,268,053
Goodwill	768,048	792,373
Other assets	1,110,075	1,146,677
	$18,605,808	$18,233,494

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,104,706	$756,215
Accounts payable	281,051	264,554
Accrued interest	154,706	147,547
Accrued expenses and other liabilities	645,569	521,190
Customer deposits	1,266,794	1,059,524
Total current liabilities	3,452,826	2,749,030
Long-term debt	6,980,254	7,663,555
Other long-term liabilities	321,484	321,192

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
225,521,087 and 224,258,247 shares issued, September 30, 2010	2,255	2,243
and December 31, 2009, respectively)
Paid-in capital	3,007,803	2,973,495
Retained earnings	5,259,710	4,754,950
Accumulated other comprehensive (loss) income	(4,820)	182,733
Treasury stock (10,308,683 common shares at cost, September 30, 2010 and December 31, 2009)	(413,704)	(413,704)
Total shareholders' equity	7,851,244	7,499,717
	$18,605,808	$18,233,494

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ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	September 30
	2010	2009

Operating Activities
Net income	$504,760	$159,068
Adjustments:
Depreciation and amortization	479,838	421,802
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	91,196	(18,029)
Increase in inventories	(6,255)	(12,539)
Increase in prepaid expenses and other assets	(33,456)	(9,433)
Increase in accounts payable	16,894	21,915
Increase in accrued interest	7,159	16,706
Increase in accrued expenses and other liabilities	58,700	31,623
Increase in customer deposits	157,952	13,840
Cash received on settlement of derivative financial instruments	172,993	-
Other, net	(13,874)	38,826
Net cash provided by operating activities	1,435,907	663,779

Investing Activities
Purchases of property and equipment	(925,826)	(1,153,090)
Cash (paid) received on settlement of derivative financial instruments	(1,521)	105,964
Loans and equity contributions to unconsolidated affiliates	-	(181,683)
Proceeds from the sale of Celebrity Galaxy	-	290,928
Other, net	(12,057)	(100)
Net cash used in investing activities	(939,404)	(937,981)

Financing Activities
Debt proceeds	1,081,069	992,463
Debt issuance costs	(57,238)	(35,819)
Repayments of debt	(1,378,099)	(804,356)
Proceeds from exercise of common stock options	11,802	290
Other, net	1,148	3,827
Net cash (used in) provided by financing activities	(341,318)	156,405

Effect of exchange rate changes on cash	2,126	782

Net increase (decrease) in cash and cash equivalents	157,311	(117,015)
Cash and cash equivalents at beginning of period	284,619	402,878
Cash and cash equivalents at end of period	$441,930	$285,863

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$210,684	$205,873

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ROYAL CARIBBEAN CRUISES LTD.

NON-GAAP RECONCILING INFORMATION

(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended			Nine Months Ended
	September 30,			September 30,

	2010	2010 On a Constant Currency basis	2009	2010	2010 On a Constant Currency basis	2009

Passenger ticket revenues	$1,520,562	$1,555,143	$1,270,610	$3,762,536	$3,763,044	$3,176,473
Onboard and other revenues	540,097	548,201	492,932	1,385,470	1,393,243	1,261,686
Total revenues	2,060,659	2,103,344	1,763,542	5,148,006	5,156,287	4,438,159
Less:
Commissions, transportation and other	350,166	359,696	303,969	889,956	892,745	772,350
Onboard and other	159,824	164,669	152,579	374,949	381,341	348,336
Net revenues	$1,550,669	$1,578,979	$1,306,994	$3,883,101	$3,882,201	$3,317,473

APCD	8,069,663	8,069,663	7,157,608	22,967,291	22,967,291	20,486,192
Gross Yields	$255.36	$260.65	$246.39	$224.15	$224.51	$216.64
Net Yields	$192.16	$195.67	$182.60	$169.07	$169.03	$161.94

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2010	2010 On a Constant Currency basis	2009	2010	2010 On a Constant Currency basis	2009

Total cruise operating expenses	$1,239,625	$1,262,872	$1,116,086	$3,351,087	$3,371,680	$3,033,857
Marketing, selling and administrative expenses	213,300	216,427	196,594	636,143	636,070	576,344
Gross Cruise Costs	1,452,925	1,479,299	1,312,680	3,987,230	4,007,750	3,610,201
Less:
Commissions, transportation and other	350,166	359,696	303,969	889,956	892,745	772,350
Onboard and other	159,824	164,669	152,579	374,949	381,341	348,336
Net Cruise Costs	$942,935	$954,934	$856,132	$2,722,325	$2,733,664	$2,489,515

APCD	8,069,663	8,069,663	7,157,608	22,967,291	22,967,291	20,486,192
Gross Cruise Costs per APCD	$180.05	$183.32	$183.40	$173.60	$174.50	$176.23
Net Cruise Costs per APCD	$116.85	$118.34	$119.61	$118.53	$119.02	$121.52

Net Debt-to-Capital was calculated as follows (in thousands):

	As of
	September 30,	December 31,
	2010	2009
Long-term debt, net of current portion	$6,980,254	$7,663,555
Current portion of long-term debt	1,104,706	756,215
Total debt	8,084,960	8,419,770
Less: Cash and cash equivalents	441,930	284,619
Net Debt	$7,643,030	$8,135,151

Total shareholders' equity	$7,851,244	$7,499,717
Total debt	8,084,960	8,419,770
Total debt and shareholders' equity	15,936,204	15,919,487
Debt-to-Capital	50.7%	52.9%
Net Debt	7,643,030	8,135,151
Net Debt and shareholders' equity	$15,494,274	$15,634,868
Net Debt-to-Capital	49.3%	52.0%

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